EXHIBIT 99.1

American River Bankshares Announces Stock Repurchase Program

Sacramento, CA, January 26, 2012 – American River Bankshares (NASDAQ-GS: AMRB) today announced that the Board of Directors has approved and authorized a new Stock Repurchase Program for 2012 (the “2012 Program”). The 2012 Program authorizes the repurchase during 2012 of up to 5% of the outstanding shares of the Company’s common stock, or approximately 494,500 shares based on the 9,890,909 shares outstanding as of January 26, 2012.

“The positive profitability numbers our Company reported for 2011, coupled with the fact that our common stock is currently trading at approximately 60% of tangible book value, prompted our Board of Directors to initiate a repurchase program,” said David Taber, President and CEO of American River Bankshares. “We believe that the current market value of the Company’s stock is not reflective of the Company’s value and this program provides an excellent tool for optimizing our use of capital with the goal of providing value to our shareholders.”

Earlier today the Company announced its financial results for 2011 with net income of $2.5 million and diluted earnings per share of $0.25 per share. Capital ratios for the Company at December 31, 2011 were: leverage ratio of 13.09%, tier 1 risk based capital ratio of 21.52%, and total risk based capital ratio of 22.78%.

The repurchases will be made from time to time by the Company in the open market as conditions allow. All such transactions will be structured to comply with Securities and Exchange Commission Rule 10b-18 and all shares repurchased under the 2012 Program will be retired. The number, price and timing of the repurchases will be at the Company’s sole discretion and the 2012 Program may be re-evaluated depending on market conditions, capital and liquidity needs or other factors. Based on such re-evaluation, the Board of Directors may suspend, terminate, modify or cancel the 2012 Program at any time without notice.

The Company previously authorized a stock repurchase program in January 2008 with a repurchase target of 6.5% and subsequently suspended the program in July 2009 due to changing economic conditions and the need to preserve capital. The previous repurchase program is being terminated concurrently with the approval of the 2012 Program.

About American River Bankshares

American River Bankshares [NASDAQ – GS: AMRB] is the parent company of American River Bank (“ARB”), a community business bank serving Sacramento, CA that operates a family of financial services providers, including North Coast Bank [a division of “ARB”] in Sonoma County and Bank of Amador [a division of “ARB”] in Amador County. For more information, please call 916-851-0123 or visit www.amrb.com; www.americanriverbank.com; www.northcoastbank.com; or www.bankofamador.com.

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Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and in subsequent reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

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